A special meeting of each fund's shareholders was held on April 16, 2008. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	14,639,250,059.96	94.925
Withheld	782,652,262.86	5.075
TOTAL	15,421,902,322.82	100.000
Dennis J. Dirks
Affirmative	14,706,474,282.25	95.361
Withheld	715,428,040.57	4.639
TOTAL	15,421,902,322.82	100.000
Edward C. Johnson 3d
Affirmative	14,532,603,911.88	94.234
Withheld	889,298,410.94	5.766
TOTAL	15,421,902,322.82	100.000
Alan J. Lacy
Affirmative	14,691,645,723.85	95.265
Withheld	730,256,598.97	4.735
TOTAL	15,421,902,322.82	100.000
Ned C. Lautenbach
Affirmative	14,682,532,183.36	95.206
Withheld	739,370,139.46	4.794
TOTAL	15,421,902,322.82	100.000
Joseph Mauriello
Affirmative	14,695,930,490.11	95.293
Withheld	725,971,832.71	4.707
TOTAL	15,421,902,322.82	100.000
Cornelia M. Small
Affirmative	14,692,895,746.16	95.273
Withheld	729,006,576.66	4.727
TOTAL	15,421,902,322.82	100.000
William S. Stavropoulos
Affirmative	14,653,362,752.74	95.017
Withheld	768,539,570.08	4.983
TOTAL	15,421,902,322.82	100.000
David M. Thomas
Affirmative	14,699,443,427.53	95.315
Withheld	722,458,895.29	4.685
TOTAL	15,421,902,322.82	100.000
Michael E. Wiley
Affirmative	14,696,110,450.22	95.294
Withheld	725,791,872.60	4.706
TOTAL	15,421,902,322.82	100.000

A Denotes trust-wide proposal and voting results.